Exhibit 107

CALCULATION OF FILING FEE TABLE

S-3ASR

(Form Type)

VERACYTE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, par value $0.001 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants(3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Subscription Rights(4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Units(5)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fee Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

N/A

	Total Offering Amounts					$(1)		$(2)

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$(2)

(1)

An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange, or conversion of securities offered or sold hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise, or exchange of other securities.

(2)

In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all registration fees and will pay the registration fees subsequently in advance or on a “pay-as-you-go” basis.

(3)	Warrants covered by this registration statement cover shares of common stock, shares of preferred stock and/or debt securities in one or more series.
(4)	Subscription rights covered by this registration statement cover shares of common stock, or shares of preferred stock in one or more series.
(5)

Each unit may be issued under one or more unit agreements and will represent an interest in one or more securities registered hereby, including (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) warrants for the purchase of common stock, preferred stock and/or debt securities and/or (e) subscription rights to purchase common stock, or preferred stock.